EXHIBIT 5.1

November 12, 2025

Palatin Technologies, Inc.

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08512

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (the “Company”), in connection with the exercise of the over-allotment option (the “Option”) by A.G.P./Alliance Global Partners and Laidlaw & Company (UK) Ltd. (the “Underwriters”), in connection with the Company’s firm commitment public offering (the “Offering”) pursuant to that certain underwriting agreement, dated November 5, 2025, by and among the Company and the Underwriters (the “Agreement”). Upon exercise of the Option, the Underwriters purchased and exercised, as applicable, an aggregate of (i) 280,615 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at an offering price per share of $6.50, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 84,000 shares of Common Stock at an offering price per share of $6.50 (the “Pre-Funded Warrant Shares”), (iii) Series J common stock purchase warrants (the “Series J Warrants”) to purchase up to 364,615 shares of Common Stock at an offering price per share of $6.50 (the “Series J Warrant Shares”), and (iv) Series K common stock purchase warrants (the “Series K Warrants”) to purchase up to 364,615 shares at an offering price per share of $8.125 (the “Series K Warrant Shares”). The Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Series J Warrants, Series J Warrant Shares, Series K Warrants, and Series K Warrant Shares are collectively referred to as the “Securities.” The issuance of the Securities is registered pursuant to the Registration Statement on Form S-1, as amended (File No. 333-290641), originally filed with the U.S. Securities and Exchange Commission (the “Commission”), on October 1, 2025 which became effective automatically in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) on November 5, 2025, including the preliminary prospectus dated October 17, 2025 (the “Preliminary Prospectus”), and the related final prospectus dated as of November 5, 2025, including the documents incorporated by reference therein, as filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act (the “Prospectus”), contained therein (the “Registration Statement”).

In rendering this opinion letter, we have examined the Registration Statement, Preliminary Prospectus, Prospectus, Pre-Funded Warrants, Series J Warrants, Series K Warrants, Agreement, and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion letter, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

November 12, 2025

As a result of and subject to the foregoing, we are of the opinion that (1) the Shares, when issued and delivered pursuant to the terms of the Agreement against payment of the consideration therefor as provided in the Agreement, will be validly issued, fully paid and non-assessable, (2) the Pre-Funded Warrants, when issued and delivered pursuant to the terms of the Agreement against payment of the consideration therefor as provided in the Agreement, will constitute valid and binding obligations of the Company, (3) the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants pursuant to the terms of the Pre-Funded Warrants against payment of the exercise price therefor as provided in the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable, (4) the Series J Warrants, when issued and delivered pursuant to the terms of the Agreement against payment of the consideration therefor as provided in the Agreement, will constitute valid and binding obligations of the Company, (5) the Series J Warrant Shares, when issued upon exercise of the Series J Warrants pursuant to the terms of the Series J Warrants against payment of the exercise price therefor as provided in the Series J Warrants, will be validly issued, fully paid and non-assessable, (6) the Series K Warrants, when issued and delivered pursuant to the terms of the Agreement against payment of the consideration therefor provided in the Agreement, will constitute valid and binding obligations of the Company, and (7) the Series K Warrant Shares, when issued upon exercise of the Series K Warrants pursuant to the terms of the Series K Warrants, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, the Registration Statement, Preliminary Prospectus, or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” contained in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Thompson Hine LLP Thompson Hine LLP